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                                    FORM 15

                        SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
        Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 333-95757

                              TRAVELOCITY.COM INC.
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             (Exact name of registrant as specified in its charter)

                            15100 TRINITY BOULEVARD
                            FORT WORTH, TEXAS  76155
                                 (817) 785-8000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  COMMON STOCK, PAR VALUE $0.001 PER SHARE
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          (Title of each class of securities covered by this Form)

                                      NONE
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  |X|           Rule 12h-3(b)(1)(ii)  | |
    Rule 12g-4(a)(1)(ii) | |           Rule 12h-3(b)(2)(i)   | |
    Rule 12g-4(a)(2)(i)  | |           Rule 12h-3(b)(2)(ii)  | |
    Rule 12g-4(a)(2)(ii) | |           Rule 15d-6            | |
    Rule 12h-3(b)(1)(i)  |X|

    Approximate number of holders of record as of the certification or notice date: 1
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Pursuant to the requirements of the Securities Exchange Act of 1934,
Travelocity.com Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  April 12, 2002                  TRAVELOCITY.COM INC.

                                       By: /s/ Andrew B. Steinberg
                                          --------------------------------
                                       Name:   Andrew B. Steinberg
                                       Title:  Executive Vice President,
                                               Administration,  General Counsel
                                               and Corporate Secretary